EXHIBIT 99.1

AMS Health Sciences, Inc. Announces
Third Quarter 2006 Financial Results

OKLAHOMA CITY, OK, November 14, 2006 - AMS Health Sciences, Inc., (Amex: AMM), today announced a net loss from continuing operations for the third quarter 2006 of $583,299, or $0.07 per common share, on 7.8 million shares outstanding. Results for the three months ended September 30, 2006, including discontinued operations, was a net loss of $635,774 or $0.08 per common share, on 7.8 million shares outstanding. This compares to a net loss of $513,868, or $0.07 per common share, on 7.5 million shares outstanding in the third quarter of 2005. Sales totaled $2.3 million for the quarter compared to sales of $2.6 million for the quarter ended September 30, 2005.

Sales for the first nine months of the current fiscal year totaled $7.1 million compared to $10.2 million for the same period in 2005. Net loss for the first nine months of 2006 was $1,104,989, or $0.14 per common share, on 7.8 million shares outstanding, compared to a net loss of $2,621,737, or $0.36 per common share, on 7.2 million shares outstanding, in the year 2005.

Cost of sales in the third quarter of 2006 decreased by $342,939 to $1,422,788, or 61.2% of net sales. During the same period in 2005, cost of sales was $1,765,727, or 67.2% of net sales. Cost of sales in the first nine months of 2006 decreased by $3,225,108 to $4,475,427, or 63.3% of net sales, compared to cost of sales of $7,700,535, or 75.7% of net sales, in the same period of 2005.

“The key element to focus on is our profit from continuing operations in the first six months of 2006 of $52,017 versus a loss in the same period of 2005 of $2,107,869. We continue to establish the fact that we can make a profit in our core operations. We have eliminated many of the detractors that hurt us in 2005 and early 2006 and can now turn all of our efforts to driving top of line sales and bottom line profits. During the third quarter, we incurred the cost for our annual convention, settled the last lawsuit dealing with ephedra, hired a professional branding company to help with the launch of our new binary compensation program and started a pro-active effort to market the stock of the Company. All of these efforts and initiatives increased our administrative costs by $369,000 in the third quarter but are expected to pay dividends in the future. Also in the third quarter, we incurred interest expense and loan amortization costs of $205,000 related to our new financing incurred to jumpstart our sales efforts. If you consider this total additional cost of $574,000 for the quarter and compare that to our loss from continuing operation of $583,000, you will understand that we are basically at a breakeven for the quarter on our normal, core business of selling nutritional supplements.

The life blood of any network marketing company is recruiting. In the third quarter of 2005, we recruited 1,205 new associates. In the third quarter of 2006, we recruited 2,343, or a 94.4% increase over the prior year. Currently, the fourth quarter is producing the same type results; October 2006 recruiting was up 46.7% over October 2005, and collectively for the fourth quarter of 2006, we are up 33.8% over fourth quarter of 2005.” said Dr. Jerry W. Grizzle, Chairman and CEO.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com

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Contact:

AMS Health Sciences, Inc., Oklahoma City
Robin Jacob, 405-842-0131
Vice President and Chief Financial Officer

Source: AMS Health Sciences, Inc.